UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 7, 2007

PROTALIX BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-27836 (Commission File Number)	65-0643773 (IRS Employer Identification No.)

2 Snunit Street Science Park POB 455 Carmiel, Israel (Address of Principal Executive Offices)	21000 (Zip Code)

+972-4-988-9488
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 8, 2007, Protalix BioTherapeutics, Inc. (the “Company”) announced that it had signed an agreement (the “Yissum Agreement”) with the Yissum Research and Development Company, the technology transfer arm of the Hebrew University of Jerusalem, Israel, and the Boyce Thompson Institute for Plant Research, at Cornell University, Ithaca, New York, to develop a proprietary plant cell-based acetylcholinestrase (AChE) and its molecular variants for the use in several therapeutic and prophylactic indications, including a biodefense program. Pursuant to the Yissum Agreement, the Company has received an exclusive worldwide right and license to certain technology, including patents and additional patent applications relating to AChE (the “Licensed Technology”), for all therapeutic and prophylactic indications as well as an exclusive license not limited to such indications with respect to certain of these patents and patent applications. The Company has the right to grant sublicenses under its license subject to certain conditions. As consideration for the license, the Company agreed to pay certain regulatory milestone payments, a sales-based milestone payment, a license maintenance fee, and a royalty on net sales of any products developed with the Licensed Technology. The Company cannot provide any assurance that it will receive regulatory approval for any product that may be developed under the Yissum Agreement.

This summary of the Yissum Agreement is not complete and is qualified by reference to the entire agreement, a copy of which will be filed with the Securities and Exchange Commission. The Company intends to request confidential treatment for portions of the agreement.

Item 8.01.	Other Events

On August 8, 2007, the Company issued a press release announcing the Yissum Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits
99.1	Press release dated August 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTALIX BIOTHERAPEUTICS, INC.
Date: August 10, 2007	By:	/s/ David Aviezer
	Name:	David Aviezer, Ph.D.
	Title:	President and Chief Executive Officer